UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Giga-tronics Incorporated

4650 Norris Canyon Road

San Ramon, California 94583

(925) 328-4650

investors@gigatronics.com

July 26, 2013

To Our Shareholders:

I cordially invite you to attend the annual meeting of Giga-tronics Incorporated shareholders to be held at the Giga-tronics executive office, 4650 Norris Canyon Road, San Ramon, California at 9:30 a.m. on Wednesday, September 18, 2013.

At the meeting, you will be asked to elect seven directors and ratify the selection of Crowe Horwath LLP as our Independent Registered Public Accounting Firm. Information about these matters is set forth in the attached Notice and Proxy Statement.

Giga-tronics counts on your continued interest, and I hope you will be able to attend the meeting. However, regardless of whether you plan to attend in person, it is important that your vote be counted. I urge you to vote your shares by signing and returning the accompanying proxy card.

Sincerely,

/s/ Garrett A. Garrettson
Garrett A. Garrettson
Chairman of the Board of Directors

Your vote is very important. Even if you plan to attend the meeting,

VOTE YOUR PROXY PROMPTLY.

Giga-tronics Incorporated

4650 Norris Canyon Road

San Ramon, California 94583

(925) 328-4650

investors@gigatronics.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on September 18, 2013

To Our Shareholders:

The Annual Meeting of Shareholders of Giga-tronics Incorporated will be held at the Giga-tronics executive office, 4650 Norris Canyon Road, San Ramon, California on Wednesday, September 18, 2013 at 9:30 a.m., local time, for the following purposes:

1.	Elect seven directors for the ensuing year;

2.	Ratify the appointment of Crowe Horwath LLP as Independent Registered Public Accounting Firm; and

3.	Transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on July 22, 2013 will be entitled to vote at this meeting, or any adjournment of this meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU HOLD. PLEASE DATE, SIGN, VOTE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, PREPAID ENVELOPE.

By Order of the Board of Directors,

/s/ Steven D. Lance
Steven D. Lance
Vice President of Finance/
Chief Financial Officer & Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on September 18, 2013: The proxy statement and annual report on Form 10-K are available online at www.gigatronics.com under “Investor Relations”.

San Ramon, California

July 26, 2013

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

Giga-tronics Incorporated

4650 Norris Canyon Road

San Ramon, California 94583

This proxy statement is submitted by the Board of Directors of Giga-tronics Incorporated (“Giga-tronics” or the “Company”), a California corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:30 a.m. on Wednesday, September 18, 2013, at the Giga-tronics executive office, 4650 Norris Canyon Road, San Ramon, California, in accordance with the notice to shareholders, and at any adjournment thereof.

Our Board of Directors has fixed July 22, 2013 as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at this meeting. A majority of the shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. On the record date, there were 5,059,747 shares of Giga-tronics common stock and 18,534 shares of Giga-tronics preferred stock issued and outstanding. Each common share outstanding on the record date is entitled to one vote as to each matter to be acted on at this meeting; each preferred share outstanding on the record date is entitled to 100 votes as to each matter to be acted on at the meeting. However, each shareholder will be entitled to cumulate his votes in the election of directors provided that notice of an intention to cumulate votes is given at this meeting by at least one shareholder before voting for the election of directors. Under cumulative voting, a shareholder is allowed one vote per share multiplied by the number of directors to be elected and may cast the total number of votes for one nominee or may distribute the total number of votes among as many nominees as the shareholder chooses. Seven directors will be elected at this meeting.

Shares represented by properly executed proxies received by Giga-tronics will be voted at the Annual Meeting according to the instructions on the proxies. It is intended that shares represented by proxies received by Giga-tronics which are not marked to the contrary will be voted FOR all proposals included in the notice of this meeting.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. A shareholder giving a proxy may revoke it before its exercise by filing with the Secretary of Giga-tronics either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy will be revoked automatically if the shareholder who executed it is present at the Annual Meeting and votes in person. Attendance at this meeting will not, in and of itself, constitute the revocation of a proxy. The granting of a proxy will give the proxy holder authority to cumulate votes if cumulative voting is elected.

The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent to Giga-tronics shareholders is August 1, 2013.

Eagle Rock Proxy Advisors will be using an automated system for the tabulation of shareholder votes for Giga-tronics. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. In the election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected. Abstentions and broker “non-votes” will have no effect on the voting outcome with respect to the election of directors. The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of our Independent Registered Public Accounting Firm. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the selection of the Independent Registered Public Accounting Firm.

The Annual Report of Giga-tronics for its fiscal year ended March 30, 2013 is being mailed with this mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.

The costs of solicitation of proxies, including the printing, handling and mailing of the proxy material, will be paid by Giga-tronics. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to beneficial owners of shares held in their names, and Giga-tronics will reimburse them for their expenses. The solicitation of proxies through this proxy statement may be supplemented by telephone, email or personal solicitation by directors, officers or other regular employees of Giga-tronics and by Eagle Rock Proxy Advisors. Giga-tronics has retained Eagle Rock Proxy Advisors to solicit proxies for a fee of approximately $7,500, which includes the estimated fees for related services to be rendered by Broadridge Financial Solutions, Inc. No additional compensation will be paid to directors, officers or other employees for such services.

The executive office of Giga-tronics is located at 4650 Norris Canyon Road, San Ramon, California 94583, and the telephone number at that location is (925) 328-4650. Emails can be addressed to investors@gigatronics.com.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting and until their successors are elected and qualified. The nominees of the Board of Directors for election as directors are listed below. There are no family relationships among the nominees or between any nominee and any executive officer of Giga-tronics. The Board of Directors has determined that Messrs. Almquist, Cole, Garrettson, Harvey, Henckels, and Thompson representing a majority of the Board of Directors, are independent under the independence standards of The Nasdaq Stock Market.

Name and Principal Occupation	Director Since	Age

Gordon L. Almquist

Mr. Almquist is currently Vice President, Chief Financial Officer and Secretary of WaveConnex, Inc., a semiconductor technology company headquartered in Mountain View, CA. Prior to WaveConnex, he was a co-founder and vice president finance & administration, and secretary of Strix Systems, Inc., a manufacturer of wireless mesh networking equipment. Before Strix Systems, Mr. Almquist was the vice president finance & administration, CFO, and secretary of Vertel Corporation, a publicly-traded provider of telecommunications network management software and engineering services. His career includes other senior financial management roles at publicly traded technology companies including vice president, finance and CFO of 3D Systems Corporation. Mr. Almquist also served on the Board of Directors for CAP Wireless, Inc. from September 2009 through April 2013. Mr. Almquist is a certified public accountant (inactive) with a bachelor's degree in business administration (accounting) from California State University, Northridge. Mr. Almquist has been nominated because of his accounting background and his public company experience.

Member: Audit Committee, and Compensation Committee (1)

	2012	63
James A. Cole Mr. Cole is General Partner of Windward Ventures, General Partner of Spectra, former Partner New Enterprise Associates. Founder and Executive VP of Amplica which was a publicly traded company and sold to Comsat Corp in 1982. Mr. Cole is also a director of Syntricity, Inc., CAP Wireless and WhoKnows.com. Mr. Cole has been nominated because of his industry knowledge and financial and board experience. Member: Audit Committee (1) , and Compensation Committee	1994	70

Garrett A. Garrettson

Dr. Garretson has been Chairman of the Board of Directors of Giga-tronics Incorporated since February 2008. Dr. Garrettson is currently a Managing Director of daVinci Capital Group and President of G. Garrettson Consulting LLC, providing management consulting to public and private companies. From December 2005 to January 2008 Dr. Garrettson was President and CEO of Fresco Technologies, a digital imaging company, and from November 2001 to September 2004, he was President and CEO of Clairvoyante, a company that developed and licensed critical technology to the flat panel display industry. From 1996 to 2002 he held the position of Chairman, and before that President & CEO, of Spectrian Corporation, a publicly traded company that developed, manufactured and sold microwave telecommunications infrastructure equipment and semiconductors. Before Spectrian he spent ten years in the data storage industry as President & CEO of Censtor Corporation, a Vice President at Seagate Technology and a Vice President at Control Data. He began his career as a Director at HP Laboratories after being an Assistant Professor of Physics, Naval Postgraduate School. He was educated at Stanford in Engineering Physics, receiving his PhD in Nuclear Engineering. In addition to being a Director of Giga-tronics, he is a Director of Iridex (IRIX) and Purdy Electronics. Dr. Garrettson is nominated primarily because of his leadership skills and his executive experience in the industry.

Member: Nominating and Governance Committee(1), and Compensation Committee

2006	70

Kenneth A. Harvey

Mr. Harvey is President of Peak Consulting Group and the former CEO of Advanced Wireless & Telecom, Vice President and General Manager of Credence Systems Corporation. He co-founded Modulation Instruments where he served as President and CEO. Mr. Harvey holds a Bachelor of Science in Electrical Engineering from The University of Akron and a Masters of Business Administration from Santa Clara University. Mr. Harvey is nominated primarily because of his executive experience in the industry, technical knowledge, and his familiarity with accounting and SEC issues.

Member: Nominating and Governance Committee, and Audit Committee

2002	49

Lutz P. Henckels

Dr. Henckels is a Managing Director at Alara Capital Partners, formerly Guggenheim Venture Partners, with over 25 years’ experience managing high-tech businesses. He founded HHB Systems which provided simulation tools for Electronic Design Automation (EDA) applications. He subsequently joined LeCroy Corporation (LCRY) as CEO. He grew the oscilloscope business from less than $30 million per year to over $140 million per year and took the company public in 1996. Following LeCroy, he became the CEO of SyntheSys Research, which produces the BERTscope for serial data applications. The Company was acquired in 2010 by Tektronix/Danaher. Dr. Henckels is the recipient of the first John Fluke Award, along with David Packard, Joe Keithley, and Alex D’Arbeloff. The John Fluke Sr. Memorial Award was established in 1986 to honor executives who have led their companies with innovative engineering or business management. He holds a B.S., M.S. (Electrical Engineering), and PhD. (Computer Science) from the Massachusetts Institute of Technology. He graduated Eta Kappa Nu and Tau Beta Pi, and is also graduate of the ONP program of Harvard Business School. He had been a director of multiple publicly traded companies, including Ikos, Inframetrics, and LeCroy. Mr. Henckels also serves as a consultant to management of the Company on a part-time basis. Mr. Henckels has been nominated because of his experience in the industry and prior operational experience.

Member: Nominating and Governance Committee, and Compensation Committee

2011	72

John R. Regazzi

Mr. Regazzi has been Chief Executive Officer and a Director of the Company since April 2006. Mr. Regazzi had been President and General Manager of Instrument Division since August 2005, and prior to that, was Vice President of Operations for Instrument Division from October 2004 to August 2005. Prior to that, he was Vice President of Engineering for Instrument Division from June 2001 to October 2004. Previous experience includes 22 years at Hewlett Packard and Agilent Technologies in various design and management positions associated with their microwave sweeper and synthesizer product lines. His final position at Agilent Technologies was as a senior engineering manager. Mr. Regazzi is nominated primarily because of his role as Chief Executive Officer, his RF and Microwave expertise, and his depth of experience in the industry. Mr. Regazzi holds a Bachelor of Science in Electrical Engineering from Rutgers University and a Master of Science in Electrical Engineering from Lehigh University.

2006	58

William J. Thompson

Dr. William J. Thompson is a Managing Member of Alara Capital AVI II and a partner of Active Value Investors, a firm that invests primarily in public technology companies.  He also consults on quantitative investment strategies. In 2000, he co-founded Circadiant Systems, a venture capital backed test and measurement company that designed and manufactured instrumentation for optical communication.  From 1998 to 2000, he served as a Member of Technical Staff at Lucent Technologies where he designed analog RF optoelectronic components for high speed optical communication. From 1994 to 1998, he served as a researcher with the University of Maryland. Dr. Thompson graduated summa cum laude with a B.S. in Physics from UNCC and holds a Ph.D. in Physics from Stony Brook University. He graduated as a Palmer Scholar with an MBA in Finance from the Wharton School.  Dr. Thompson has been nominated because of his technical experience in the test and measurement industry as well as his prior experience with growing technology companies.

Member: Nominating and Governance Committee(1), and Audit Committee

2011	48

(1)	Joined committee in April 2013.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN PROPOSAL 1.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

Meetings

There were ten meetings of the Board of Directors during the last fiscal year. All of the directors attended all the regularly scheduled meetings of the Board of Directors, except for two directors, each missing one meeting. All directors who serve on a committee attended all of the scheduled committee meetings, except one director, who missed one committee meeting. Directors are expected to attend the Annual Meeting except for good cause. All of the directors except one attended the Annual Meeting in 2012.

Committees

The Giga-tronics Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee: During fiscal 2013, the Audit Committee consisted of directors Gordon L. Almquist (Chairman), James A. Cole, Kenneth A. Harvey and William J. Thompson, all of whom were independent under the director independence standards of The Nasdaq Stock Market. In June of 2012 Mr. Almquist was added to the committee, and replaced Mr. Harvey as Chairman and financial expert. Mr. Cole left the committee in August 2012, but rejoined it in April 2013. The Audit Committee serves to monitor the effectiveness of the independent audit, as well as the Company's accounting, financial controls and financial reports. The Audit Committee must approve all non-audit services provided by the Independent Registered Public Accounting Firm. The Audit Committee held seven meetings during the past fiscal year. For fiscal 2013 the board has determined that Gordon L. Almquist as the financial expert had:

(i) an understanding of generally accepted accounting principles and financial statements;

(ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities;

(iv) an understanding of internal control over financial reporting; and

(v) an understanding of audit committee functions.

Therefore the Board of Directors determined that Mr. Almquist is the Audit Committee’s financial expert for purposes of Nasdaq rules and requirements of the Sarbanes Oxley Act when Mr. Almquist joined the committee.

The charter of the Audit Committee is available on the Company’s website under “Investor Relations -Corporate Governance”.

Compensation Committee: During fiscal 2013, the Compensation Committee consisted of directors Lutz Henckels (Chairman), James Cole, and Garrett A. Garrettson, all of whom were independent under the director independence standards of The Nasdaq Stock Market. In August of 2012 Dr. Henckels replaced Mr. Garrettson as Chairman. In April 2013 Mr. Almquist was added to the committee. The committee formulates recommendations to the Board of Directors regarding levels of compensation for management. In addition, in order to recognize the expected future contributions of key employees and provide an additional incentive for them to remain with Giga-tronics over the long-term, the Committee awards options to purchase shares of our common stock and other forms of equity awards. The Compensation Committee reviews and approves all stock options and executive compensation.

The Compensation Committee did not engage any compensation consultants in determining or recommending executive officer compensation for fiscal 2013. The Compensation Committee met five times during the last fiscal year.

The Compensation Committee charter is available on the Company’s website under “Investor Relations-Corporate Governance”.

Nominating and Governance Committee: In fiscal 2013 the Board of Directors established a Governance Committee and in April 2013 combined it with the existing Nominating Committee, creating the Nominating and Governance Committee (“NG Committee”). The Nominating and Governance Committee is comprised of directors William J. Thompson (Chairman), Garrett A. Garrettson, Kenneth A. Harvey, and Lutz P. Henckels all of whom are independent under the director independence standards of The Nasdaq Stock Market. The purpose of the NG Committee is to recommend persons for membership on the Board, to establish criteria and procedures for the selection of new directors, and evaluating and recommending to our board of directors any revisions to our corporate governance guidelines.

The NG Committee has no formal process for identifying and evaluating candidates. Existing directors identify suitable candidates as the need arises. The Board’s policy is to consider any director candidate nominated or recommended by a shareholder in the same manner that it would consider a candidate nominated by the Board or committee. In the past year the Company did not receive any recommendations for director candidates from any shareholders. Shareholder recommendations should be submitted in writing to the Company by mail at its main office at least 120 days in advance of the anniversary date of the mailing of notice of the previous year’s annual meeting and should include sufficient biographical information (including all information that would be required to be disclosed in a proxy statement for a shareholder meeting at which directors are to be elected) for the committee to make an initial evaluation of the candidate’s qualifications. The Company has never engaged or paid a fee to a third party search firm in connection with the nomination of a candidate for director.

The NG Committee considers the following criteria in proposing nominations for director to the full Board: independence; high personal and professional ethics and integrity; ability to devote sufficient time to fulfilling duties as a director; impact on diversity of the Board, including skills and other factors relevant to the Company’s business; overall experience in business, education, and other factors relevant to the Company’s business. At a minimum, the NG Committee must be satisfied that each nominee, both those recommended by the NG Committee and any recommended by shareholders, meets the following minimum qualifications:

●	The nominee should have a reputation for integrity and honesty.
●	The nominee should have demonstrated business experience and the ability to exercise sound judgment.
●	The nominee should have an understanding of the Company and its industry.
●	The nominee should have the ability and willingness to act in the interests of the Company and its shareholders.
●	The nominee should not have a conflict of interest that would impair the nominee’s ability to fulfill the responsibilities of a director.

The NG Committee has adopted a Code of Ethics applicable to all directors, officers and employees. The Company will provide to any person without charge, upon request, a copy of such Code of Ethics upon written request mailed to the Company at its main office, to the attention of the Corporate Secretary.

The Committee has no formal policy on the consideration to be given to diversity in the nomination process, other than to seek candidates who have skills and experience that are appropriate to the position and complementary to those of the other board members or candidates.

The NG Committee charter is currently being drafted, but the Nominating Committee charter is available on the Company’s website under “Investor Relations- Corporate Governance”.

Leadership Structure

The positions of Chairman of the board and Chief Executive Officer are currently held by different persons. The Board believes that having a separate chairman will help enable the board to maintain an independent perspective on the activities of the Company and executive management.

Board Risk Oversight

The Company’s senior management manages the risks facing the Company under the oversight and supervision of the Board. While the full Board is ultimately responsible for risk oversight at the Company, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls. Other general business risks such as economic and regulatory risks are monitored by the full Board.

Compensation of Directors

In fiscal 2013 each of the directors who is not employed by Giga-tronics received an annual director's fee of $10,000 ($20,000 for Chairman) and, in addition, an attendance fee of $1,000 was paid for each Board meeting attended ($1,500 for Chairman). Outside directors serving on committees of the Board of Directors received $500 for in-person attendance at each committee meeting, and $250 for each telephonic meeting. From time to time, Giga-tronics makes discretionary grants of options to purchase shares of its common stock to directors in consideration for services they provide to Giga-tronics as members of the Board.

The following table summarizes compensation paid to directors (other than Mr. Regazzi, whose compensation in all capacities is included in the Executive Compensation Table that follows) in fiscal year 2013.

Director Compensation

Name	Fees Earned or Cash Paid ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compen- Sation (2) ($)	Total ($)
(a)	(b)	(d)	(e)	(f)	(g)	(h)
Gordon L. Almquist	$14,750	$12,472	--	--	--	$27,222
George H. Bruns, Jr. (3)	$8,750	--	--	--	--	$8,750
James A. Cole	$20,500	--	--	--	--	$20,500
Garrett A. Garrettson	$32,500	--	--	--	--	$32,500
Kenneth A. Harvey	$20,500	--	--	--	--	$20,500
Lutz P. Henckels	$19,750	--	--	--	$120,000	$139,750
William J. Thompson	$20,750	--	--	--	--	$20,750

(1)

The value for Stock Option Awards in the table above represents grant date fair value of Stock Option Awards. For Option Awards, the dollar amount for each individual varies depending on the number of options granted, the fair value of such options, and the vesting terms of such options. See Note 1 of the audited consolidated financial statements for the fiscal year ended March 30, 2013 for information on the assumptions used to calculate the grant date fair value of Option Awards and the expense recognized under ASC 718. At March 30, 2013, Mr. Garrettson held options to purchase 50,000 shares of common stock, Mr. Bruns, Mr. Cole and Mr. Harvey held options to purchase 35,000 shares of common stock while Mr. Almquist, Mr. Henckels and Mr. Thompson held options to purchase 15,000 shares of common stock.

(2)	Consulting Fees.
(3)	Director through May 2012.

Giga-tronics has entered into indemnification agreements with all of its officers and directors.

Communications with Directors

The Company does not have a formal process for shareholders to send communications to the Board of Directors or to specific individual directors. Shareholders may send communications to the full board or to individual directors at the Company’s main office at 4650 Norris Canyon Road, San Ramon, California 94583. Communications will be forwarded unopened to the director to whom it is addressed or to the lead independent director if addressed to the Board of Directors. The Board of Directors believes that this informal process is adequate to ensure that shareholder communications are received by the intended recipients.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and holders of more than 10% of Giga-tronics' common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish Giga-tronics with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by Giga-tronics, or written representations from certain reporting persons, we believe that during the fiscal year ended March 30, 2013 its officers, directors and greater than 10% shareholders complied with all applicable filing requirements except that Mr. Henckels was delinquent in filing five required reports with respect to 8 purchases of a total of 4,030 during the fiscal year.

Information about Executive Officers

Name	Age	Position
John R. Regazzi	58	See previous table.

Steven D. Lance	48

Mr. Lance has served as Vice President, Finance, Chief Financial Officer and Secretary of Giga-tronics since May 2013. He has 25 years of financial experience with technology companies. Mr. Lance was the Vice President of Finance at Taulia Inc. from 2011 to 2013 and Vice President of Finance and Administration at SugarCRM Inc. from 2006 to 2011, both SaaS software companies. Mr. Lance was Corporate Controller at Entrisphere from 2005 to 2006, a telecommunications equipment manufacturer.  From 2000 to 2005 Mr. Lance was the Vice President, and Corporate Controller at SumTotal Systems (formerly Docent Inc.), a publicly traded software company. Prior to 2000, Mr. Lance held Financial Management positions with the publicly traded companies ADAC Laboratories Inc., Phoenix Technologies and KLA-Tencor. Mr. Lance is a Certified Public Accountant (inactive) in the state of California, and holds a Bachelors of Sciences in Business Accounting from San Jose State University.

Jeffrey T. Lum	67

Mr. Lum has served as the Chief Technology Officer of Giga-tronics since April 2007. Mr. Lum was a founder and President of ASCOR, a wholly owned subsidiary of Giga-tronics. Mr. Lum was a founder and Vice President of Autek Systems Corporation, a manufacturer of precision waveform analyzers. Mr. Lum holds a Bachelors of Sciences in Electrical Engineering from San Jose State University.

Michael R. Penta	49

Mr. Penta has served as the Vice President of Sales since July 2012. From 2010 to 2012 Mr. Penta held the position of Director of Business Development at Tektronix, a Danaher Corporation. Mr. Penta served as Vice President of Sales at SyntheSys Research from 2004 to 2010 concluding with a sale and integration of the company to Tektronix. Mr. Penta was the Vice President of Sales Escend Technologies from 1999 to 2004. Prior to 1999 Mr. Penta held Sales Management positions with LeCroy Corporations and Nicolet Instruments. Mr. Penta holds a Bachelors of Mechanical Engineering from Northeastern University.

EXECUTIVE COMPENSATION

Compensation of Officers

The following table provides information concerning compensation paid or accrued by the Company, to or on behalf of Giga-tronics' chief executive officer and the other executive officers during the last fiscal year ended March 30, 2013, and for the fiscal year ended March 31, 2012:

Summary Compensation Table
					All Other
Name and	Fiscl	Salary	Bonus	Option Awards (1)	Compen- sation (2)	Total
Position	Year	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
John R. Regazzi	2013	$225,000	-	$253,063	$1,350	$479,413
Chief Executive Officer	2012	$175,000	-	$134,907	$1,050	$310,957
Steven D. Lance (3)	2013	-	-	-	-	-
Vice President Finance,	2012	-	-	-	-	-
Chief Financial Officer & Secretary
Jeffrey T. Lum	2013	$145,000	-	$116,922	$1,450	$263,372
President, ASCOR	2012	$127,295	-	$20,236	$1,273	$148,804
Chief Technical Officer, Giga-tronics
Michael R. Penta (4)	2013	$104,327	$28,086	$156,505	$7,242	$296,160
Vice President, Sales	2012	-	-	-	-	-
Frank D. Romejko (5)	2013	$150,000	-	-	$1,500	$151,500
Vice President Finance,	2012	$105,683	-	$79,130	$1,057	$185,870
Interim Chief Financial Officer

(1)

Stock options granted under Giga-tronics’ 2005 Employee Incentive Plan. The value for Stock Option Awards in the table above represents grant date fair value of Stock Option Awards for fiscal year 2013 and 2012. For Option Awards, the dollar amount for each individual varies depending on the number of options granted, the fair value of such options, and the vesting terms of such options. See Note 1 of the audited consolidated financial statements for the fiscal year ended March 30, 2013 for information on the assumptions used to calculate the grant date fair value of Option Awards and the expense recognized under ASC 718.

(2)	Includes contributions made by Giga-tronics to its 401(k) Plan which match in part the pre-tax elective deferral contributions included under Salary made to the 401(k) plan by the executive officers.
(3)	Became officer May 24, 2013.
(4)	Became officer July 16, 2012.
(5)	Interim Chief Financial Officer from February 1, 2012 to May 23, 2013.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information as of July 22, 2013, concerning the beneficial ownership of Giga-tronics’ common stock for: each person known by Giga-tronics to own beneficially more than 5% of Giga-tronics’ outstanding common stock; each director and nominee; each executive officer named in the Summary Compensation Table above; and all directors and executive officers of Giga-tronics as a group:

Stock ownership of Certain Beneficial Owners

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Total Outstanding Common Stock
Gordon L. Almquist 4650 Norris Canyon Road San Ramon, California 94583	3,000	(1)	0.06%
George H. Bruns, Jr. 4650 Norris Canyon Road San Ramon, California 94583	323,273	(2)	6.21%
James A. Cole 2291 Melford Court Thousand Oaks, California 91361	132,094	(3)	2.54
Garrett A. Garrettson P.O. Box 157 Pebble Beach, California 93953	59,750	(4)	1.15
Kenneth A. Harvey 4650 Norris Canyon Road San Ramon, California 94583	49,054	(5)	0.94
Lutz P. Henckels 1045 First Avenue King of Prussia, PA 19406	1,099,209	(6)	21.20
Steven D. Lance 4650 Norris Canyon Road San Ramon, California 94583	---	(7)	---
Jeffrey T. Lum 4650 Norris Canyon Road San Ramon, California 94583	54,614	(8)	1.05
Michael R. Penta 4650 Norris Canyon Road San Ramon, California 94583	74,000	(9)	1.42
Frank Romejko 4650 Norris Canyon Road San Ramon, California 94583	60,500	(10)	1.15
John R. Regazzi 4650 Norris Canyon Road San Ramon, California 94583	107,500	(11)	2.05
William J. Thompson 1045 First Avenue King of Prussia, PA 19406	1,050,025	(12)	20.25
All executive officers and directors as a group (12 persons, including those above)	978,209	(13)	18.88%
Renaissance Technologies LLC James H. Simons 800 Third Avenue, New York, NY 10022	206,300		3.98%

(1)	Includes 3,000 shares issuable under options exercisable within 60 days of July 22, 2013.
(2)	Includes 22,163 shares owned by The Bruns Company; 280,610 shares owned directly and 20,500 shares issuable under options exercisable within 60 days of July 22, 2013.
(3)	Includes 20,500 shares issuable under options exercisable within 60 days of July 22, 2013.
(4)	Includes 30,250 shares issuable under options exercisable within 60 days of July 22, 2013.
(5)	Includes 20,500 shares issuable under options exercisable within 60 days of July 22, 2013.
(6)

Includes 3,000 shares issuable under options exercisable within 60 days of July 22, 2013. Also includes 1,017,405 shares beneficially owned by Alara Capital with respect to which Mr. Henckels shares voting dispositive power as a managing member of Alara Capital as set forth in the above table and the accompanying footnote.

(7)	Includes no shares issuable under options exercisable within 60 days of July 22, 2013.
(8)	Includes 41,250 shares issuable under options exercisable within 60 days of July 22, 2013.
(9)	Includes 20,000 shares issuable under options exercisable within 60 days of July 22, 2013.
(10)	Includes 60,500 issuable under options exercisable within 60 days of July 22, 2013.
(11)	Includes 56,500 issuable under options exercisable within 60 days of July 22, 2013.
(12)

Includes 3,000 shares issuable under options exercisable within 60 days of July 22, 2013. Also includes 1,017,405 shares beneficially owned by Alara Capital with respect to which Mr. Thompson shares voting dispositive power as a managing member of Alara Capital as set forth in the following table and the accompanying footnote.

(13)

Includes 279,000 shares issuable under options exercisable within 60 days of July 22, 2013. Excludes 1,017,405 shares beneficially owned by Alara Capital and included in both Mr. Henckels and Mr. Thompson’s beneficial ownership as set forth in the above table and the accompanying footnote.

Stock Options

The following table sets forth information about stock options held by the named executive officers outstanding at the end of fiscal 2013. All option exercise prices were based on market price on the date of grant.

Outstanding Equity Awards at Fiscal Year-End
			Option
	Unexercised Options	Unexercised Options	Exercise	Expiration	Restricted
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Stocks
(a)	(b)	(c)	(e)	(f)	(g)
John R. Regazzi	11,500	5,000	$1.95	8/18/2014
	20,000	80,000	$1.64	12/15/2021
	-	100,000	$1.42	8/22/2022
	-	100,000	$1.65	3/13/2023
Jeffrey T. Lum	18,750	6,250	$1.95	8/18/2014
	7,500	7,500	$2.40	6/3/2015
	3,000	12,000	$1.64	12/15/2021
	-	10,000	$1.42	8/22/2022
Michael R. Penta	-	100,000	$1.18	7/16/2022
	-	100,000	$1.18	7/30/2014
	-	-	$0.00	7/30/2014	50,000
Frank D. Romejko	1,875	-	$1.39	6/10/2013
	3,750	1,250	$1.95	8/18/2014
	5,000	5,000	$2.40	6/3/2015
	3,000	12,000	$1.64	12/15/2021
	10,000	40,000	$1.43	2/7/2022

Equity Compensation Plan Information

The following table provides information on options and other equity rights outstanding and available at March 30, 2013.

Equity Compensation Plan Information
	No. of securities to be issued upon exercise of outstanding options, stock awards, warrants and rights (1)	Weighted average exercise price of outstanding options, stock awards, warrants and rights	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,962,469	$2.0745	417,552
Equity compensation plans not approved by security holders - options	100,000	$1.1800	n/a
Equity compensation plans not approved by security holders - restricted shares	50,000	-	n/a
Total	2,112,469	$1.9830	417,552

(1)

Includes 246,125 shares issuable under the 2000 Stock Option Plan, 1,210,125 shares issuable under the 2005 Equity Incentive Plan, 100,000 shares issuable outside of the 2005 Equity Incentive Plan, and 506,219 warrants.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Change-In-Control Arrangements

All outstanding options may accelerate and become exercisable for fully vested shares upon a change in control of Giga-tronics, whether effected through merger, sale of substantially all of Giga-tronics' assets, the successful completion of a hostile tender offer for 30% or more of Giga-tronics' outstanding common stock, or a change in the majority of the Board of Directors as a result of one or more contested elections for Board of Directors membership.

Compensation Committee Interlocks and Insider Participation

No executive officer of Giga-tronics serves as a member of the Board of Directors or compensation committee of any entity which has one or more executive officers serving as a member of Giga-tronics Board of Directors or Compensation Committee.

Audit Committee - Report of the Audit Committee

The Audit Committee of the Board is responsible for providing independent, objective oversight of Giga-tronics’ accounting functions and internal controls. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management to review and discuss the March 30, 2013 consolidated financial statements. The Audit Committee also discussed, with the Independent Registered Public Accounting Firm, the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. The Audit Committee also received written disclosures from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Audit Committee discussed with the independent accountants that firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 30, 2013 for filing with the Securities and Exchange Commission. The Committee has approved the engagement of Crowe Horwath LLP to continue as the Company's auditors for the current year.

Respectfully submitted,

AUDIT COMMITTEE

Gordon L. Almquist , Chairman

James A. Cole

Kenneth A. Harvey

William J. Thompson

Report on Executive Compensation

General Compensation Policy

Giga-tronics' executive compensation philosophy rests on two fundamental principles. First, the program is intended to provide fully competitive levels of compensation - at expected levels of performance - in order to attract, motivate and retain talented executives. Secondly, the program is intended to create an alignment of interest between Giga-tronics' executives and its shareholders such that a significant portion of each executive's compensation is linked directly to the creation of shareholder value.

The Executive Compensation Program is intended to place heavy emphasis on variable pay, which is pay that varies with performance, and less focus on a fixed base salary. The incentive pay programs are intended to reward performance that is directly relevant to the Company's short term and long term success. The three primary components of the program include base salary, annual incentive, which is a performance-based bonus, and long-term incentives such as stock options.

Factors

The process involved and the factors considered in the executive compensation determination for fiscal year 2013 are summarized below. It is expected that this process will remain the same in fiscal year 2014. However, the Compensation Committee may, at its discretion, apply a different set of factors in setting executive compensation in the future in order to further enhance the basic concept of "pay-for-performance".

Base Salary

Base salaries are based primarily on individual performance, and each individual’s role in Giga-tronics. Employees with higher levels of sustained performance over time and/or those assuming greater responsibilities will be paid correspondingly higher salaries.

On the basis of its knowledge of the industry, and after reviewing published compensation surveys, this Committee believes that the base salary levels in effect for Giga-tronics' executive officers are competitive with comparable companies within and outside its industry with which Giga-tronics competes for executive talent. However, the Committee did not engage an independent third party to confirm the specific percentiles at which the base salary levels in effect for Giga-tronics' executive officers stood in relation to other comparable companies in its industry.

Salaries are reviewed annually based on individual performance, overall financial results and the general level of increases in the marketplace. Salary increases are granted within a pay-for-performance framework.

Annual Performance (Non-Stock) Based Incentive Compensation

Giga-tronics' annual incentive bonus plan is intended to:

●          reward key employees based upon company and individual performance,

●          motivate, and

●          provide competitive cash compensation opportunities.

Incentive awards are paid annually in cash based upon achievement of individual performance objectives for the most recently completed fiscal year.

Other than sales incentive bonuses, there were no bonus payments earned in fiscal 2013.

Long-Term (Stock Based) Incentive Compensation

Giga-tronics has always believed that stock ownership or stock option participation is the most effective way of aligning its management and shareholder interests. Options are generally issued with an exercise price at 100% of market value, for ten year terms, exercisable for 20% of the total grant per year after the first year. The right to exercise options granted from the 2000 Plan expires 60 days after termination of employment (except for certain situations), and in case of death an optionee's estate would have twelve months to exercise. For the 2005 Plan, unless otherwise specified in the option grant, the right to exercise options expires 90 days after termination of employment, and in case of death an optionee's estate would have twelve months to exercise. For both plans, no Option or Stock Appreciation Right shall be exercised after its expiration date in accordance with its terms.

CEO Compensation

The CEO compensation is based on the same considerations as any other senior executive. Other compensation factors, including salary increases, incentive bonus and option participation are performance-based.

In fiscal year 2013 the Compensation Committee established a $225,000 annual base salary for the CEO.

Deduction Limit for Executive Compensation

Effective January 1, 1994, Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per individual per year, but contains an exception for performance-based compensation that satisfies certain conditions.

The 2005 Employee Incentive Plan restrict the maximum number of shares of common stock for which any one participant may be granted stock options and awards, and the stockholders approved these plans. As a result, stock options granted to Giga-tronics' executive officers with an exercise price not less than the fair market value of the underlying shares on the grant date will generally qualify as performance-based compensation which is not subject to the $1 million limitation.

BY THE COMPENSATION COMMITTEE:

Garrett A. Garrettson, Chairman

Gordon L. Almquist

James A. Cole

Lutz Henckels

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has re-appointed the firm of Crowe Horwath LLP as Giga-tronics' Independent Registered Public Accounting Firm for the fiscal year ending March 29, 2014 and to perform other appropriate services. We are seeking ratification by the shareholders for this appointment. In case of a negative vote, the appointment will be reconsidered.

Representatives of Crowe Horwath LLP are expected to be present at Giga-tronics' Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

The following table presents aggregate fees billed for professional services rendered by Crowe Horwath LLP in fiscal year 2013 and in fiscal year 2012 in the following categories:

	2013	2012
Audit fees (1)	$140,000	$151,000
Audit-related fees (2)	$3,300	$6,000
Tax fees (3)	---	---
All other fees (4)	---	---

(1)

Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements, review of consolidated financial statements included in the Company’s quarterly reports (including the amended 10-K and 10-Q filings) and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent fees for professional services such as merger related services and technical accounting, consulting and research.
(3)	Tax services consist of a limited scope review of the Company’s net operating loss carry-forwards and other tax-related consulting services.
(4)	All other fees consist primarily of consulting services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP PER PROPOSAL 2.

SHAREHOLDERS' PROPOSALS AND NOMINATIONS

To be considered for presentation to the Annual Meeting of Shareholders in 2014, which we currently expect to be held on September 10, 2014, a shareholder proposal must be received by Giga-tronics no later than June 10, 2014. To be considered for inclusion in the Giga-tronics proxy statement for its Annual Meeting of Shareholders to be held in 2014, a shareholder proposal must be received by Giga-tronics no later than April 3, 2014. Proposals should be addressed to the Corporate Secretary, Giga-tronics Incorporated, 4650 Norris Canyon Road, San Ramon, CA 94583.

SEC rules permit proxyholders to vote in their discretion on matters proposed by a shareholder and not described in the proxy statement unless the Company received notice of the proposal and certain additional information at least 45 days in advance of the anniversary of the proxy mailing date for the previous year’s meeting or a reasonable period in advance if the meeting date is changed by more than 30 days from the previous year. Next year this deadline date will be June 10, 2014.

The Annual Report of Giga-tronics for the fiscal year ended March 30, 2013 is being mailed with this mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. Giga-tronics will mail the Annual Report on Form 10-K for the most recent fiscal year to any shareholder who requests a copy. Requests should be sent to the Corporate Secretary as noted above for proposals.

OTHER MATTERS

Giga-tronics knows of no other business which will be presented at the Annual Meeting other than the proposals included in the Notice of Meeting. If any other business is properly brought before the Annual Meeting, persons appointed as proxies for the shareholders in the enclosed form will vote on these matters in accordance with their judgments. Regardless of whether you intend to be present at the Annual Meeting, you are urged to complete, date, sign and return your proxy promptly.

The Report of the Compensation Committee, the Report of the Audit Committee, and the statement of independence of Audit Committee members referred to under “Information About the Board of Directors and Committees of the Board” are not to be considered as filed with the Securities and Exchange Commission or incorporated by reference into any other filings which the Company makes with the Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, nor is this information considered as proxy soliciting material. These portions of this proxy statement are not a part of any of those filings unless otherwise stated in those filings.

By order of the Board of Directors,

/s/ Garrett A. Garrettson
Garrett A. Garrettson
Chairman of the Board of Directors

San Ramon, California

July 26, 2013

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

GIGA-TRONICS INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Garrett A. Garrettson and Steven D. Lance, or either of them are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, each with full power of substitution, to vote and act as proxy with respect to all shares of common stock of Giga-tronics Incorporated standing in the name of the undersigned on the books of Giga-tronics at the close of business on July 22, 2013 at the Annual Meeting of Shareholders to be held at Giga-tronics' executive office at 4650 Norris Canyon Road, San Ramon, CA 94583 on September 18, 2013 at 9:30 a.m. (PDT), or at any adjournment or postponement thereof.

THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR, IF ONLY ONE BE PRESENT AND ACTING, THEN BY THAT ONE. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

(Continued, and to be signed, on the other side.)

TO VOTE YOUR PROXY

Simply sign and date your proxy card and return it in the postage-paid envelope to:

Giga-tronics Inc., % Eagle Rock Proxy Advisors, LLC, 12 Commerce Dr, Cranford NJ 07016

TO VOTE, PLEASE DETACH PROXY CARD HERE

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Please mark votes as in this sample

1.	Elect seven Directors for the ensuing year.	FOR ALL NOMINEES LISTED	WITHHOLD AUTHORITY
Nominees: (1) Gordon L. Almquist; (2) James A. Cole;	(EXPEPT AS	TO VOTE FOR ALL
(3) Garrett A. Garrettson; (4) Kenneth A. Harvey;	INDICATED BELOW)	NOMINEES LISTED
(5) Lutz P. Henckels; (6)John R. Regazzi; (7) William J. Thompson	[ ]	[ ]
INSTRUCTION: To withhold authority to vote for one or more
nominees, write such names in the space provided below:

FOR	AGAINST	ABSTAIN

2.	Ratify the appointment of Crowe Horwath LLP as independent registered public accounting firm;	[ ]	[ ]	[ ]

3.	Any other business as may properly come before the meeting.

Dated: ________________, 2013

Signature(s)

Signature(s)

Please sign exactly as the name appears printed hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by annual authorized officer. If a partnership, please sign in full partnership name by authorized person. Receipt of the Proxy statement for the meeting is hereby acknowledged.